AGREEMENT AND PLAN OF MERGER

            THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is dated as of January 31, 2004 (the "Effective Date"), by and among VillageEDOCS, a California corporation ("VillageEDOCS"), VILLAGEEDOCS MERGER SUB, INC., a Georgia corporation ("Merger Sub"), TAILORED BUSINESS SYSTEMS, INC., a Georgia corporation ("TBS"), and Stephen A. Garner ("Garner") and James L. Campbell ("Campbell"), the shareholders of TBS (each  a  "Shareholder"  and  together,  the  "Shareholders").

RECITALS

            A.            Each Shareholder owns shares of Tailored Business Systems, Inc., a Georgia corporation (including its subsidiaries and affiliates, "TBS"), common stock, $50 par value per share (the "Common Stock").

            B.            WHEREAS, VillageEDOCS and Merger Sub desire that Merger Sub merge with and into TBS and, to realize the benefits thereof, TBS and the Shareholders also desire that Merger Sub merge with and into TBS, upon the terms and subject to the conditions set forth herein and in accordance with the Georgia Business Corporation Code, and that the outstanding shares of Common Stock of TBS (the "Shares "), excluding any such shares held in the treasury of the Company, be converted upon such merger (the "Merger") into the right to receive cash and such number of shares of voting common stock, no par value per share, of VillageEDOCS ("VillageEDOCS Common Stock") as is equal to the Merger Consideration (TBS is hereinafter sometimes referred to as the "Surviving Corporation");

AGREEMENT

            For and in consideration of the premises and of the mutual representations, warranties,  covenants  and  agreements  contained herein, and of other good and valuable consideration,  the  receipt  and  sufficiency  of  which  are  hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth,  the  parties do hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

            1.1            The Merger.  At the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into TBS on the terms and conditions hereinafter set forth as permitted by and in accordance with the Georgia Business Corporation Code.  Thereupon, the separate existence of Merger Sub shall cease, and TBS, as the Surviving Corporation, shall continue to exist under and be governed by the Georgia Business Corporation Code and its Articles of Incorporation and Bylaws as in effect at the Effective Time shall remain unchanged until further amended in accordance with the provisions thereof and applicable law.

            1.2            Certificate of Merger.  As soon as practicable following fulfillment or waiver of the conditions specified in Article V hereof, TBS and Merger Sub will cause the Certificate of Merger in substantially the form of Exhibit A attached hereto (the "Certificate of Merger") to be executed and filed with the Corporations Division of the Georgia Secretary of State as provided in the Georgia Business Corporation Code.  The purpose of the Surviving Corporation shall be to engage in any and all business activities in which a corporation is permitted to engage in accordance with the Georgia Business Corporation Code.

            1.3.            Closing; Effective Time of the Merger.

                        1.3.1            The closing of the Merger shall take place on a date not more than 30 days after whichever is the later of (i) the date on which VillageEDOCS notifies the Shareholders that it has completed its due diligence investigation of TBS and (ii) the date on which VillageEDOCS has received the audited financial statements of TBS for the fiscal year ended October 31, 2003; provided, however, in no event shall the closing occur later than February 27, 2004.  The time and date on which Closing is actually held is sometimes referred to herein as the "Closing Date".

                        1.3.2            The Merger shall become effective at 11:59 p.m. on the day of the filing of the Certificate of Merger with the Corporations Division of the Georgia Secretary of State or at such other date or time thereafter as the parties may agree.  The date and time of such effectiveness is herein sometimes referred to as the "Effective Time".

            1.4.            Directors.  From and after the Effective Time, the members of the Board of Directors of the Surviving Corporation shall consist of the members of the Board of Directors of Merger Sub (as constituted immediately prior to the Effective Time) until changed in accordance with its Articles of Incorporation and Bylaws and applicable law.

            1.5            Officers.  From and after the Effective Time, the officers of the Surviving Corporation shall consist of the officers of TBS (as constituted immediately prior to the Effective Time) until changed in accordance with its Articles of Incorporation and Bylaws and applicable law.

1.6.            Conversion of Shares.

            Consideration.  Upon the Effective Time, the Shares shall, without any further action on the part of VillageEDOCS or Merger Sub, on the one hand, or TBS or the Shareholders, on the other hand, be converted into the right to receive total consideration of $3,200,000, consisting of cash payments aggregating $2,100,000 (the "Cash Consideration") and restricted shares of VillageEDOCS no par value common stock having an aggregate value of at least $1,100,000 as determined under Section 1.6.2(b) hereof (the "Stock Consideration", and together with the Cash Consideration, the "Purchase Price").  The Purchase Price is subject to adjustment as described in Section 1.6.2(c) hereof.  Subject to the provisions herein, each Shareholder will receive that portion of the Purchase Price across from his name on Annex A hereto in exchange for his Shares.

            1.6.2            Payment of the Purchase Price.  Subject to the terms and conditions contained herein, the Purchase Price will be paid as follows:

            (a)            On the Closing Date VillageEDOCS will deliver to the Shareholders: (i) $1,500,000 of the Cash Consideration; (ii) shares of VillageEDOCS common stock representing 40% of the Stock Consideration; and (iii) its promissory notes in the aggregate principal amount of $600,000 in the form of Exhibit 1.6.2(a), representing the balance of the Cash Consideration (the "Notes"), secured by the shares of the Surviving Corporation pursuant to the Stock Pledge Agreement attached hereto as Exhibit 1.6.2(b), the Guaranty of the Surviving Corporation in the form attached hereto as Exhibit 1.6.2(c), and by a first-in-priority security interest in all inventory, accounts receivable, furniture, fixtures, equipment, contracts, software and all other personal property of the Surviving Corporation pursuant to the Security Agreement attached hereto as Exhibit 1.6.2(d); provided, however, that Shareholders (or either of them) may, at their sole option and at any time prior to the complete satisfaction of the Notes, elect to accept shares of VillageEDOCS's common stock in lieu of cash payments under the Notes.  In the event the Shareholder(s) elect to accept VillageEDOCS common stock in lieu of any or all cash payments under the Notes, the number of shares of VillageEDOCS stock to be issued to the Shareholder(s) will be determined by dividing the portion of the Notes to be paid in VillageEDOCS common stock by the average closing bid price of VillageEDOCS common stock on the OTC Bulletin Board, as reported by Nasdaq Trading and Market Services for the thirty day period ending the day before the Closing Date.

            (b)            The number of shares of Stock Consideration payable to Shareholders shall be determined as of the Closing Date and shall be the greater of (i) 11,000,000 shares or (ii) the number determined by dividing $1,100,000 by the average closing bid price of VillageEDOCS common stock on the OTC Bulletin Board, as reported by Nasdaq Trading and Market Services for the thirty day period ending the day before the Closing Date.

            (c)            The remaining 60% of the Stock Consideration will be payable in three installments as follows:

            (i)            10% of the Stock Consideration shall be payable to Garner on the first anniversary of the Closing Date if (A) Garner continues to be an employee of the Surviving Corporation on December 31, 2004 or, if the employment of Garner has been terminated, such termination was for reasons other than voluntary resignation or "for good reason" (as defined in Exhibit 2.1(c)(1)) and (B) the gross revenues of the Surviving Corporation for the fiscal year ended December 31, 2004 are at least $3,656,465; provided, however, if the gross revenues of the Surviving Corporation for the fiscal year ended December 31, 2004 are at least $3,357,300 but less than $3,656,465, then Garner shall receive a portion of the Stock Consideration as set forth in the following schedule:

If Gross Revenues for FYE 12/31/04 Equal or Exceed:	But Gross Revenues for FYE 12/31/04 are Less than:	Portion of Stock Consideration Payable to Garner on the First Anniversary

		4.0%
$3,490,262	$3,523,503	5.0%
$3,523,503	$3,556,743	6.0%
$3,556,743	$3,589,984	7.0%
$3,589,984	$3,623,224	8.0%
$3,623,224	$3,656,465	9.0%

            (ii)            10% of the Stock Consideration shall be payable to Campbell on the first anniversary of the Closing Date if (A) Campbell continues to be an employee of the Surviving Corporation on December 31, 2004 or, if the employment of Campbell has been terminated, such termination was for reasons other than voluntary resignation or "for good reason" (as defined in Exhibit 2.1(c)(2)) and (B) the gross revenues of the Surviving Corporation for the fiscal year ended December 31, 2004 are at least $3,656,465; provided, however, if the gross revenues of the Surviving Corporation for the fiscal year ended December 31, 2004 are at least $3,357,300 but less than $3,656,465, then Campbell shall receive a portion of the Stock Consideration as set forth in the following schedule:

If Gross Revenues for FYE 12/31/04 Equal or Exceed:	But Gross Revenues for FYE 12/31/04 are Less than:	Portion of Stock Consideration Payable to Campbell on the First Anniversary
$3,357,300	$3,390,540	1.0%
$3,390,540	$3,423,781	2.0%
$3,423,781	$3,457,021	3.0%
$3,457,021	$3,490,262	4.0%
$3,490,262	$3,523,503	5.0%
$3,523,503	$3,556,743	6.0%
$3,556,743	$3,589,984	7.0%
$3,589,984	$3,623,224	8.0%
$3,623,224	$3,656,465	9.0%

            (iii)            10% of the Stock Consideration shall be payable to Garner on the second anniversary of the Closing Date if (A) Garner continues to be an employee of the Surviving Corporation on December 31, 2005 or, if the employment of Garner has been terminated, such termination was for reasons other than voluntary resignation or "for good reason" (as defined in Exhibit 2.1(c)(1)) and (B) the gross revenues of the Surviving Corporation for the fiscal year ended December 31, 2005 are at least $3,988,871; provided, however, if the gross revenues of the Surviving Corporation for the fiscal year ended December 31, 2005 are at least $3,689,705 but less than $3,988,871, then Garner shall receive a portion of the Stock Consideration as set forth in the following schedule:

If Gross Revenues for FYE 12/31/05 Equal or Exceed:	But Gross Revenues for FYE 12/31/05 are Less than:	Portion of Stock Consideration Payable to Garner on the Second Anniversary
$3,689,705	$3,722,946	1.0%
$3,722,946	$3,756,187	2.0%
$3,756,187	$3,789,427	3.0%
$3,789,427	$3,822,668	4.0%
$3,822,668	$3,855,908	5.0%
$3,855,908	$3,889,149	6.0%
$3,889,149	$3,922,390	7.0%
$3,922,390	$3,955,630	8.0%
$3,955,630	$3,988,871	9.0%

            (iv)            10% of the Stock Consideration shall be payable to Campbell on the second anniversary of the Closing Date if (A) Campbell continues to be an employee of the Surviving Corporation on December 31, 2005 or, if the employment of Campbell has been terminated, such termination was for reasons other than voluntary resignation or "for good reason" (as defined in Exhibit 2.1(c)(2)) and (B) the gross revenues of the Surviving Corporation for the fiscal year ended December 31, 2005 are at least $3,988,871; provided, however, if the gross revenues of the Surviving Corporation for the fiscal year ended December 31, 2005 are at least $3,689,705 but less than $3,988,871, then Campbell shall receive a portion of the Stock Consideration as set forth in the following schedule:

If Gross Revenues for FYE 12/31/05 Equal or Exceed:	But Gross Revenues for FYE 12/31/05 are Less than:	Portion of Stock Consideration Payable to Campbell on the Second Anniversary
$3,689,705	$3,722,946	1.0%
$3,722,946	$3,756,187	2.0%
$3,756,187	$3,789,427	3.0%
$3,789,427	$3,822,668	4.0%
$3,822,668	$3,855,908	5.0%
$3,855,908	$3,889,149	6.0%
$3,889,149	$3,922,390	7.0%
$3,922,390	$3,955,630	8.0%
$3,955,630	$3,988,871	9.0%

            (v)            10% of the Stock Consideration shall be payable to Garner on the third anniversary of the Closing Date if (A) Garner continues to be an employee of the Surviving Corporation on December 31, 2006 or, if the employment of Garner has been terminated, such termination was for reasons other than voluntary resignation or "for good reason" (as defined in Exhibit 2.1(c)(1)) and (B) the gross revenues of the Surviving Corporation for the fiscal year ended December 31, 2006 are at least $4,321,277; provided, however, if the gross revenues of the Surviving Corporation for the fiscal year ended December 31, 2006 are at least $4,022,111 but less than $4,321,277, then Garner shall receive a portion of the Stock Consideration as set forth in the following schedule:

If Gross Revenues for FYE 12/31/06 Equal or Exceed:	But Gross Revenues for FYE 12/31/06 are Less than:	Portion of Stock Consideration Payable to Garner on the Third Anniversary
$4,022,111	$4,055,352	1.0%
$4,055,352	$4,088,593	2.0%
$4,088,593	$4,121,833	3.0%
$4,121,833	$4,155,074	4.0%
$4,155,074	$4,188,314	5.0%
$4,188,314	$4,221,555	6.0%
$4,221,555	$4,254,796	7.0%
$4,254,796	$4,288,036	8.0%
$4,288,036	$4,321,277	9.0%

            (vi)            10% of the Stock Consideration shall be payable to Campbell on the third anniversary of the Closing Date if (A) Campbell continues to be an employee of the Surviving Corporation on December 31, 2006 or, if the employment of Campbell has been terminated, such termination was for reasons other than voluntary resignation or "for good reason" (as defined in Exhibit 2.1(c)(1)) and (B) the gross revenues of the Surviving Corporation for the fiscal year ended December 31, 2006 are at least $4,321,277; provided, however, if the gross revenues of the Surviving Corporation for the fiscal year ended December 31, 2006 are at least $4,022,111 but less than $4,321,277, then Campbell shall receive a portion of the Stock Consideration as set forth in the following schedule:

If Gross Revenues for FYE 12/31/06 Equal or Exceed:	But Gross Revenues for FYE 12/31/06 are Less than:	Portion of Stock Consideration Payable to Campbell on the Third Anniversary
$4,022,111	$4,055,352	1.0%
$4,055,352	$4,088,593	2.0%
$4,088,593	$4,121,833	3.0%
$4,121,833	$4,155,074	4.0%
$4,155,074	$4,188,314	5.0%
$4,188,314	$4,221,555	6.0%
$4,221,555	$4,254,796	7.0%
$4,254,796	$4,288,036	8.0%
$4,288,036	$4,321,277	9.0%

            (vii)               If the gross revenues of the Surviving Corporation for the fiscal year ended December 31, 2004 are less than $3,656,465, but the gross revenues of the Surviving Corporation for the fiscal year ended December 31, 2005 are greater than $3,988,871, then each Shareholder shall also receive 0.5% of the Stock Consideration for each $33,241 increase in gross revenues for said period in excess of $3,988,871; provided, however, the total Stock Consideration paid to the Shareholders pursuant to Section 1.6.2(c)(i), Section 1.6.2(c)(ii), and this Section 1.6.2(c)(vii) shall not exceed 20% of the Stock Consideration.  Any portion of the Stock Consideration due and payable under this Section 1.6.2(c)(vii) shall be delivered to the Shareholders on the second anniversary of the Closing Date.

            (viii)               If the gross revenues of the Surviving Corporation for the fiscal year ended December 31, 2005 are less than $3,988,871, but the gross revenues of the Surviving Corporation for the fiscal year ended December 31, 2006 are greater than $4,321,277, then each Shareholder shall also receive 0.5% of the Stock Consideration for each $33,241 increase in gross revenues for said period in excess of $4,321,277; provided, however, the total Stock Consideration paid to the Shareholders pursuant to Section 1.6.2(c)(iii), Section 1.6.2(iv), and this Section 1.6.2(c)(viii) shall not exceed 20% of the Stock Consideration.  Any portion of the Stock Consideration due and payable under this Section 1.6.2(c)(viii) shall be delivered to the Shareholders on the third anniversary of the Closing Date.

            (ix)              Anything herein to the contrary notwithstanding, in the event (A) the Shareholders have not received all of the Stock Consideration otherwise payable on the first and second anniversary of the Closing Date due to the gross revenues not exceeding the targets set forth in Section 1.6.2(c)(i), Section 1.6.2(c)(ii), Section 1.6.2(c)(iii) and/or Section 1.6.2(c)(iv), and (B) the gross revenues of the Surviving Corporation for the fiscal year ended December 31, 2006 exceed $4,387,758, then the Shareholders shall receive any unpaid portion of the Stock Consideration necessary to increase the Stock Consideration paid under this Section 1.6.2(c) to 60% of the total Stock Consideration.

            (x)              Anything herein to the contrary notwithstanding, in no event shall the Shareholders receive more than 60% of the total Stock Consideration pursuant to this Section 1.6.2(c).

            (xi)              Stock certificates for the Stock Consideration payable under this Section 1.6.2(c) shall be delivered to the Shareholders no later than seventy-five (75) days after each anniversary date.  Unless otherwise specified herein, one-half (1/2) of all Stock Consideration payable hereunder shall be delivered to Garner as and when due, and one-half (1/2) of all Stock Consideration payable hereunder shall be delivered to Campbell as and when due.

            (xii)               The term "gross revenue(s)" as used herein is hereby defined to mean and shall be the total amount of all sales of goods and services and all revenues of every kind and character derived from, arising out of, or payable on account of the Business (as defined in Section 3.1(b)(ii)(B) below) and all business transactions conducted by TBS or the Surviving Corporation, whether for wholesale, retail, cash, credit or otherwise, without reserve or deduction for inability or failure to collect, and as determined under the accrual basis of accounting.  The gross revenue of the Surviving Corporation shall be determined in the same manner as gross revenue was determined by TBS for the fiscal year ending October 31, 2003, and in no event shall the gross revenue for any fiscal year be less than the gross income reported by the Surviving Corporation on its federal income tax return for such year.

            (xiii)              During the period beginning on the Closing Date and ending upon full payment of the Stock Consideration as provided herein, VillageEDOCS and the Surviving Corporation covenant and agree that (A) the budget and expenditures of the Surviving Corporation will not be reduced below the budget and expenditures of TBS for the fiscal year ending October 31, 2003; (B) the number of employees of the Surviving Corporation will not be decreased below TBS employment levels existing on the Effective Date; and (C) a reasonable budget will be approved and funded in each fiscal year to support the gross revenue growth targets set forth in this Section 1.6.2(c); provided, however, if the Surviving Corporation's gross revenues for three (3) consecutive months is less than 90% of the total gross revenues of TBS for the same three (3) month period during FYE 10/31/03, then such reductions may be made or the budget revised consistent with good business judgment and for reasons other than impeding the ability of the Surviving Corporation to attain the gross revenue objectives set forth in this Section 1.6.2(c).  During the period beginning on the Closing Date and ending upon full payment of the Stock Consideration as provided herein, VillageEDOCS and the Surviving Corporation further covenant and agree that (D) no business or services currently performed by TBS will be diverted in any manner from the Surviving Corporation to VillageEDOCS or any affiliated company; (E) no gross revenues for goods or services provided by the Surviving Corporation shall be diverted in any manner to VillageEDOCS or any affiliated company; and (F) no action will be taken to manipulate, reduce or otherwise diminish the gross revenues of the Surviving Corporation.

            (xiv)              In the event of any stock dividend, stock split, reclassification, readjustment or other change is declared or made in the capital structure of VillageEDOCS prior to full payment of the Stock Consideration under this Section 1.6.2(c), then the number of shares to be received by Shareholders for any unpaid portion of the Stock Consideration shall be increased or decreased as if such shares were issued and outstanding on the effective date of any such change in the capital structure of VillageEDOCS.  It is the intent of the parties that there shall be no dilution in the Stock Consideration resulting from a stock dividend, stock split, reclassification, readjustment or other change in the capital structure of VillageEDOCS subsequent to the Effective Date of this Agreement and prior to the receipt of all Stock Consideration by the Shareholders.

            1.6.3            Surrender.  At Closing, the Shareholders shall deliver certificates representing all of the issued and outstanding shares of TBS Common Stock together with duly executed stock powers.

            1.6.4            No Further Transfers; Lost, Stolen or Destroyed Certificates.  The amount paid pursuant to the Merger upon and following the surrender of Shares, in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and, upon and after the Effective Time, no transfer of the shares of TBS common stock outstanding prior to the Effective Time shall be made on the stock transfer books of the Surviving Corporation.

            1.6.5            Effect of the Merger.  Upon and after the Effective Time: (a) Merger Sub shall merge with and into the Surviving Corporation; (b) the separate existence of Merger Sub shall cease; (c) the shares of TBS shall be converted as provided in this Agreement; (d) the former holders of such shares are entitled only to the consideration and rights provided in this Agreement; and (e) the Merger shall otherwise have the effect provided under the applicable laws of the State of Georgia.

            1.6.6            Further Assurances.  If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, the parties agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such property, deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement at no cost to the Shareholders, and that the proper officers and directors of the Surviving Corporation are fully authorized to take any and all such action.

ARTICLE II

THE CLOSING

            2.1            Deliveries by Shareholders at the Closing.  On the Closing Date and as part of the transactions contemplated hereby, each Shareholder shall deliver, or cause to be delivered, to VillageEDOCS:

            (a)            Stock Certificates.  Certificates representing the Shares duly endorsed in blank or accompanied by appropriate stock powers, in proper form for transfer, with all transfer taxes paid.

            (b)            Consents and Approvals.  Evidence of all authorizations, consents, approvals, waivers and releases, if any, necessary for the Shareholders to consummate the transactions contemplated hereby, in form reasonably acceptable to VillageEDOCS.

            (c)            Employment Agreements.  An Employment Agreement in the form of Exhibit 2.1(c)(1), in the case of Garner, and Exhibit 2.1(c)(2), in the case of Campbell.

            (d)            Non-Competition Agreement.  A Non-Competition Agreement substantially in the form of Exhibit 2.1(d) attached hereto (the "Non-Competition Agreement"), executed by each Shareholder.

            (e)            Representations and Warranties; Performance of Obligations.  A certificate signed  by each Shareholder certifying that (i) the representations and warranties of such Shareholder set forth in this Agreement are true and correct as of and as if made on the Closing Date, and (ii) each Shareholder has performed all obligations required to be performed by such Shareholder under this Agreement.

            (f)            Other Documents.  Such other documents of any kind and such other matters as VillageEDOCS or its counsel may reasonably request.

            2.2            Deliveries by VillageEDOCS at the Closing.  On the Closing Date as part of the transactions contemplated hereby and subject to the terms and conditions herein, VillageEDOCS shall deliver, or cause to be delivered, to Shareholders:

            (a)            Purchase Price.  The portion of the Cash Consideration and Stock Consideration payable on the Closing Date in accordance with the terms of Article I.

            (b)            Notes.  The Notes in the form of Exhibit 1.6.2(a) duly executed by VillageEDOCS.

            (c)            Stock Pledge Agreement from VillageEDOCS.  The Stock Pledge Agreement in the form of Exhibit 1.6.2(b) duly executed by VillageEDOCS.

            (d)              Guaranty from Surviving Corporation.  The Guaranty in the form of Exhibit 1.6.2(c) duly executed by the Surviving Corporation.

            (e)              Security Agreement from Surviving Corporation.  The Security Agreement in the form of Exhibit 1.6.2(d) duly executed by the Surviving Corporation.

            (f)            Employment Agreement.  The Employment Agreements executed by VillageEDOCS.

            (g)            Non-Competition Agreements.  The Non-Competition Agreement executed by VillageEDOCS.

            (h)            Lease Agreement.  VillageEDOCS and TBS shall have entered into a lease agreement with the Shareholders in substantially the form attached hereto as Exhibit 2.2(h).

            (i)              Registration Rights Agreement.  VillageEDOCS and the Shareholders shall have entered into the Registration Rights Agreement in substantially the form attached hereto as Exhibit 2.2(i).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

            3.1            Representations and Warranties of the Shareholders.  Except as expressly set forth on  the  Disclosure Schedule attached hereto as Exhibit 3.1 (which such disclosure must reference and is limited to the specific representation or warranty to which such disclosure applies), the Shareholders represent and warrant, jointly and severally (except where expressly specified below to be severally and not jointly), to the VillageEDOCS as follows:

            (a)            Authority; Execution.  Each Shareholder severally and not jointly represents and warrants that: (i) such Shareholder has all requisite power and authority to execute this Agreement and the Ancillary Documents (as defined in Section 3.1(b) below) and to consummate the transactions contemplated hereby, and (ii) this Agreement and the Ancillary Documents have been duly executed and delivered by such Shareholder and constitutes the valid and binding obligation of such Shareholder enforceable in accordance with its terms.

            (b)            Organization, Authority and Qualification of TBS.

            (i)            TBS is a corporation validly existing and in good standing under the laws of the State of Georgia with corporate power to own its properties and to conduct its businesses now conducted by it and is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or use of its assets requires such qualifications.  TBS has no subsidiaries, and TBS holds no securities issued by any other corporation or other business organization.

            (ii)            The Shareholders represent and warrant that the execution and delivery of this Agreement and the other agreements, instruments and other documents contemplated hereby as being executed and/or delivered by the Shareholders (as to each party, the "Ancillary Documents") and the consummation of the transactions contemplated by the Agreement and the Ancillary Documents will not:

                        (A)            conflict with or violate any provision of the articles of incorporation or bylaws of  TBS (current copies of which shall be provided promptly after the Effective Date by Shareholders to VillageEDOCS) or any judgment, decree or order, of any Governmental Entity (as defined below) applicable to TBS or Shareholders;

                        (B)            violate any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation or other legally-binding requirement or regulation ("Law(s)") of any jurisdiction as such Law relates to TBS, any Shareholder,  the business of creating, maintaining, training, customizing and supporting computer application programs primarily for the use of city and county governments, the sale and installation of computer equipment and supplies, the printing and ordering of forms, the furnishing of consulting services, and the implementation of internal computer networks in communication with IBM iSeries servers, as currently operated by TBS at 40 Joseph E. Kennedy Boulevard, Statesboro, Bulloch County, Georgia 30458 (the "Business"), or any property or asset of TBS;

                        (C)            result in the creation of any lien, pledge, claim, charge, security interest  or  other encumbrance, option, defect or other rights of any third person of any nature whatsoever ("Liens") upon any of the Shares or any property of TBS;

                        (D)            result in a default (or grounds therefore), give rise to a right of termination, cancellation or acceleration or to loss of a benefit, or breach any prohibition or restriction on assignment or transfer under any contract or other agreement to which TBS or any Shareholder is a party or by which TBS or any Shareholder or any property of TBS or any Shareholder (including the Shares) is bound, or any permit, concession, franchise, authorization or license relating to the Business; or

                        (E)            require the consent, approval, order or authorization of, or the registration,  declaration or filing with, any court, governmental or administrative agency, commission, authority, board, bureau or instrumentality, whether federal, state, local or foreign (a "Governmental Entity") or any individual, corporation, partnership, joint venture, trust, business association or other entity (hereinafter, a "Person" which term shall include a Governmental Entity).

            (c)            Capitalization of TBS.

            (i)            TBS's authorized capital stock consists of 1,000 shares of common stock, $50 par value per share, of which 20 shares are issued and outstanding.  Each Shareholder severally and not jointly represents and warrants that all of the outstanding shares issued to him have been validly issued and are fully paid and nonassessable, and are owned by the Shareholders as set forth in Annex A.  There are no outstanding or authorized conversion or exchange rights, subscriptions, options, warrants, rights, contract, calls, puts or other arrangements, agreements or commitments obligating TBS or any Shareholder to issue, transfer, dispose of or acquire any shares of TBS's capital stock or other securities.  Each Shareholder severally and not jointly represents and warrants that there are no shareholder agreements, voting agreements or other agreements, written or oral, relating to any Common Stock, except only a Shareholder's Agreement among TBS and the Shareholders dated March 1, 1996 (the "Shareholder Agreement).

            (ii)            Each Shareholder severally and not jointly represents and warrants that, with  respect to his Shares: (1) such Shareholder owns of record and beneficially and has good and marketable title to his Shares free and clear of any and all Liens, (2) Shareholder has the right to vote his Shares on any matters as to which any shares of Common Stock are entitled to be voted, free of any right of any other Person, and (3) upon completion of the transactions contemplated  by this Agreement, VillageEDOCS will acquire good and marketable title to his Shares.

            (d)            Compliance with Applicable Laws.  TBS has complied and is in compliance in all material respects with all Laws, permits, licenses, orders, ordinances or published regulations of any Governmental Entity.  All material permits, licenses, franchises, governmental approvals and authorizations or other arrangements that are necessary to conduct the business of TBS as it is currently being conducted have been obtained and each is in full force and effect.  TBS has at all times conducted the Business in compliance in all material respects with the conditions and provisions of such permits, licenses, franchises, and governmental approvals and authorizations.

            (e)            Litigation.  There are no pending or, to the knowledge of the Shareholders, threatened suits, actions, grievances or proceedings against or relating to TBS, the Business or any property or asset of the Business.  Each Shareholder severally and not jointly represents and warrants that there are no pending or, to his knowledge, threatened suits, actions, grievances or proceedings against or relating to such Shareholder's Shares.  There is no unsatisfied or outstanding judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator which (i) could adversely affect TBS or the Business or (ii) seeks to enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

            (f)            Title, Condition and Sufficiency of Properties.  TBS has good and valid title to all of its properties and assets (real or personal, tangible or intangible), free and clear of any Lien, except for Liens and various security interests on equipment pursuant to the applicable lease for such equipment or the security agreement or contract covering such equipment.  All equipment, machinery, vehicles, supplies, tools and other tangible assets of TBS have been properly maintained and are in good operating condition and repair (normal wear and tear excepted).  The properties and assets of TBS, including without limitation Intellectual Property  (as  defined  below),  constitute all of the properties, assets and goodwill necessary for the conduct of the Business by TBS as historically conducted and as currently conducted.

            (g)            Intellectual Property.  TBS owns and has good, valid and exclusive title to, and has the unrestricted right to license and use, each item of TBS's Intellectual Property used in the Business, free and clear of any Lien.  "Intellectual Property" means any and all software and other technology, as well as any and all copyrights, patents, trademarks, trade secrets and other intellectual property rights.  With respect to any Intellectual Property used in the Business that is not owned exclusively by TBS, TBS has the right to use such Intellectual Property in the conduct of the Business by TBS as historically conducted and as currently conducted.  As of the Closing Date, all necessary registration, maintenance and renewal fees due by TBS in connection with such Intellectual Property have been made and all necessary documents and certificates in connection with such Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be.  No person has any rights to use any of TBS's Intellectual Property except customers under existing agreements with TBS.  The operation of the Business, taken as a whole, as such business currently is conducted, has not and does not infringe or misappropriate the Intellectual Property of any other person.  To the Shareholders' knowledge, no person has or is infringing or misappropriating any Intellectual Property of TBS.

            (h)            Insurance.  All casualty, liability, business interruption and other insurance policies and fidelity bonds held by TBS are of the types and in the amounts of coverage at least as great as is customary for businesses of similar size to TBS in the industry of TBS.  Copies of all insurance policies have been delivered to VillageEDOCS or will be so delivered within five days after the date of this Agreement.  All such policies and bonds are in full force and effect, and, to the Shareholders' knowledge, there is no threat by any of the insurers to terminate any of such policies or bonds.  TBS is in compliance in all material respects with the conditions contained in such policies and bonds.  At any time at or prior to the Closing Date, TBS may transfer any insurance policies insuring the life of a Shareholder to such Shareholder in consideration for a payment equal to the amount of the total prior premiums paid by TBS for such policy.

            (i)            Contracts.

            (i)            Assuming the due authorization, execution and delivery by the counterparties thereto, and the absence of default or breach by such counterparties, each contract between TBS and any other party (a "Contract") is a legal, valid and binding obligation of the parties thereto and is in full force and  effect, and will continue in full force and effect following the transactions contemplated by this Agreement without resulting in a default (with or without notice or lapse of time or both) or giving rise to a right of termination, cancellation or acceleration or to loss of a benefit or breaching any prohibition or restriction on assignment or transfer, except that the enforceability of such Contracts may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and (B) equitable principles which may limit the availability of certain equitable remedies (such as specific performance).  The rights under the Contracts are sufficient for the continued conduct of TBS's Business after the date hereof in substantially the same manner as conducted prior to the date hereof.  TBS has performed in all material respects all obligations required to be performed by it to date under the Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.  Each of the parties to the Contracts other than TBS has performed all obligations required to be performed by such party to date under the Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder.  No defenses, offsets or counterclaims to any Contract have been asserted or, to the knowledge of the Shareholders, may be made by any party thereto other than TBS, and TBS has not waived any material rights under any Contract.  The Shareholders do not know, and have not received any notice of the intention of any party to cancel, discontinue, fail to renew or replace or otherwise terminate any Contract.

            (ii)            TBS is not party to any agreement, understanding or other arrangement with respect to any of the following:

                        (A)            employee collective bargaining Contracts and other Contracts with any labor union;

                        (B)            covenants not to compete and Contracts that restrict or limit in any respect  the ability of TBS to compete in any line of business or with any Person in any area;

                        (C)            Contracts granting to any person a power of attorney or other right to act  on behalf of TBS;

                        (D)            Contracts under which TBS has borrowed or loaned any money or issued or received any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed any indebtedness, liability or obligation of any third party;

                        (E)            Contracts under which any other person has directly or indirectly guaranteed any indebtedness, liability or obligation of TBS, or letter of credit issued to guarantee any obligation of TBS, or any vendor or customer of  TBS;

                        (F)            Contracts that provide that the terms and conditions that would otherwise govern the relationship of the parties thereto will be altered upon a change of control of TBS; or

                        (G)            Contracts providing for the indemnification by TBS of any Person.

            (j)            Customers.  Except in the ordinary course of business consistent with customary and usual practices in TBS's industry, no customer of TBS has refused to honor any of its commitments to purchase products or services provided by TBS or has provided TBS with any indication of dissatisfaction with any of TBS's products or services for the one year period preceding the date hereof.

            (k)            Accounts Receivable.  All accounts receivable and notes receivable of TBS are legal, valid and binding obligations of the obligors, have arisen from bona fide transactions in the ordinary course of business consistent with past practice and are current, net of any reserves reflected on the balance sheet (which reserves have been determined in accordance with GAAP consistent with past  practice).  Since the date of the Financial Statements, TBS has not (i) written off, cancelled, committed or become obligated to cancel or write off any accounts receivable or notes receivable; (ii) disposed of or transferred any accounts receivable or notes receivable; or (iii) collected, acquired or permitted to be created any accounts receivable or notes receivable except in the ordinary course of its business consistent with past practice.

            (l)            Tax Matters.  TBS has duly and timely filed all Tax (defined below) returns and reports required to be filed by it on or before the Closing Date, and all such returns and reports are true, correct and complete.  TBS has paid all Taxes due and payable pursuant to such returns and reports.  TBS has adequately accrued (as reflected in the Financial Statements) for all Taxes that are not yet due and payable but are attributable to the operation of TBS prior to and through the Closing Date.  TBS has withheld or collected all Taxes required to be withheld or collected from any payment to an employee, independent contractor or other person, and TBS has paid the same to the proper Tax receiving officers or authorized depositories when due.  No action or proceeding for the assessment or collection of any Taxes is pending or, to the Shareholders' knowledge, threatened against TBS.  No deficiency, assessment or other formal claim for any Taxes has been asserted or made against TBS that has not been fully paid or finally settled.  No issue has been formally raised by any taxing authority in connection with an audit or examination of any return of Taxes.  "Tax" or "Taxes" shall mean all taxes, charges, fees, interest, fines, penalties, additions to tax or other assessments, including without limitation, income, excise, environmental, property, sales, gross receipts, gains, transfer, occupation, privilege, employment (including social security and unemployment), use, value added, capital stock or surplus, franchise taxes, advance corporate tax and customs duties imposed by any Tax Authority, payable by TBS or relating to or chargeable against TBS' assets, revenues or income.  "Tax Authority" shall mean any United States federal, foreign, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising tax regulatory authority.  Shareholder is not a "foreign person" for purposes of establishing withholding under Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code").

            (m)            Financial Statements.  The Shareholders have delivered to VillageEDOCS the unaudited balance sheets of TBS as of October 31, 2000, October 31, 2001 and October 31, 2002, and for the years then ended, and the related income and cash flow statements for such periods, and the unaudited year to date balance sheet of TBS as of November 30, 2003, and the related income and cash flow statements for such periods (collectively, the "Financial Statements").  The  Financial Statements are true, correct and complete, present fairly in all material respects the financial position and results of operations of TBS as of the indicated dates and for the indicated periods and have been prepared in accordance with GAAP, applied on a consistent basis.  Except (i) to the extent (and not in excess of the amounts) reflected in the most recent Financial Statements or expressly in the Disclosure Schedule and (ii) current liabilities incurred in the ordinary course of business, consistent with past practice, as of the Effective Date TBS has no liabilities, debts or obligations of  any nature or kind (absolute, accrued, contingent or otherwise), including, without limitation, Taxes payable, deferred Taxes and interest accrued since the most recent Financial Statements required to be reflected in the Financial Statements (or the notes thereto) in accordance with GAAP.

            Not later than January 30, 2004, Shareholders shall cause TBS to deliver VillageEDOCS its audited statements of income, retained earnings and cash flow for the fiscal years ended October 31, 2002 and 2003 and its audited balance sheet as of October 31, 2003.  VillageEDOCS agrees to pay one-half of the cost of such audit, and TBS agrees to pay one-half of the cost of such audit.

            (n)            Absence of Certain Changes or Events.  There has not been any material change in the assets, liabilities, business, financial conditions, operations, results of operations or business prospects of TBS since November 30, 2003 and TBS has conducted its business in the ordinary and usual course consistent with past practice. Without limiting the generality of the foregoing, since November 30, 2003:

            (i)            TBS has not sold, transferred or otherwise disposed of, or suffered the imposition of any Lien on, any of its assets, other than sales of inventory for fair value in the ordinary course of business consistent with past practice;

            (ii)            TBS has not suffered damage, destruction or loss, whether covered by insurance or not, to any of its assets;

            (iii)            TBS has not entered into or otherwise become a party to any transaction, commitment, dispute or other event or condition of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has had a material adverse effect on the Business or the condition or results of operations of TBS;

            (iv)            TBS has not changed its method of accounting with respect to the Business;

            (v)            TBS has not issued or sold any capital stock, notes, options, warrants, swaps, derivatives or other securities, entered into any agreements with respect to the foregoing, or declared or issued any dividends or distributions not in the ordinary course of the Business consistent with past practice with respect to the foregoing, provided that such restriction shall not prevent TBS from making a final distribution or year-end bonus payments which are consistent with the terms of this Agreement;

            (vi)            TBS has not made or undertaken, or otherwise committed to make or to undertake, any material capital expenditures or other material obligations in connection with the Business;  and

            (vii)            There has not occurred, nor has there been any condition, event, circumstance, change or effect that could result in a material adverse effect on the Business, condition (financial or otherwise), results of operations, stockholders' equity, properties or prospects (except as a result of general economic conditions) of TBS, the long-term debt or capital stock of TBS or the consummation of any of the transactions contemplated by this Agreement (a "Material Adverse Effect").

            (o)            Related Party Agreements.  No current or former director, executive officer or stockholder of TBS or any affiliate or associate of any of the foregoing (i) is a party to any contract, agreement, arrangement or other commitment to which TBS is a party or by or to which any of its properties or assets is bound or subject, or (ii) has, directly or indirectly, any material interest (financial or otherwise) in any agreement, arrangement, contract or other commitment, property or asset (real or personal), tangible or intangible, owned by, used in or pertaining to the business, ownership or management of TBS, except for that lease agreement dated January 1, 1996, between TBS and the Shareholders.

            (p)            Real and Personal Property.  TBS is the sole lessee under every lease to which it is a party and is in possession of the premises purported to be leased under such leases, and each such lease is legal, valid and binding without any default under such lease by TBS or, to the knowledge of the Shareholders, by the lessor.  The Company leases, licenses or owns all of the properties and assets used in its Business.

            (q)            Brokers.  No agent, broker, finder, investment banker, financial advisor or other person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any agreement, act or statement made by TBS or the Shareholders other than The Geneva Companies, a member of Citigroup.

            (r)        Disclosure.  Each Shareholder, severally and not jointly, represents and warrants to the best of his knowledge, information and belief that all information furnished or caused to be furnished by such Shareholder to VillageEDOCS in connection with the transactions contemplated by this Agreement is accurate in all material respects.  Each Shareholder represents and warrants there is no material fact or circumstance of adverse significance to TBS or its operations which is not disclosed in this Agreement to the best of his knowledge, information and belief.

            (s)            Employees and Benefits.

            (i)            Except as set forth on the Disclosure Schedule, neither TBS nor any ERISA Affiliate (defined below) have any plans, contracts, agreements, arrangements, commitments and  programs relating to employment bonuses, vacations, sick leave and pay, health and accident insurance, pensions, profit sharing, retirement welfare, stock options, stock purchase, stock ownership, savings, severance, incentives, deferred compensation or other employee compensation or benefits, including any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively the  "Benefit  Plans").  "ERISA Affiliate" means any entity under common control with TBS within the meaning of Code Section 414(b), (c), (m) or (o).

            (ii)            TBS is in material compliance with the terms of all the Benefit Plans and all the Benefit Plans materially comply with all applicable requirements, as the case may be, of the Code, and ERISA.  TBS is not obligated to grant any increases in the salaries of, and is not obligated to pay any bonus or similar payment to, any employee of TBS.

            (iii)            No Benefit Plan is, or has been, subject to Title IV of ERISA.  No Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of TBS or any ERISA Affiliate beyond their retirement or other termination of service (other than coverage mandated by applicable Laws), and neither TBS nor any ERISA Affiliate has any binding obligation to provide any employee or group of employees with any such benefits upon their retirement or termination of employment (except with respect to coverage mandated by applicable Laws).

            (iv)            Neither TBS nor any Shareholder is (or will be) obligated to make any payment or transfer, accelerate any payment or transfer, or otherwise provide any benefit that would constitute an "excess parachute payment" under Code Section 280G.

            (v)            TBS has no employment agreements with any employee.

            (t)            Zoning.  TBS is not in violation of any material applicable zoning ordinance or other law, regulation or requirement relating to the operation of owned or leased properties and TBS has not received any notice of any such material violations within the one year prior to the date hereof which has not been remedied.

            (u)            Investment Representations.  Each Shareholder is an accredited investor as such term is defined in Section 501(a) of Regulation D promulgated under the Securities Act.  The VillageEDOCS common stock is being acquired for the Shareholder's own account for investment purposes and not with a view to the distribution or resale thereof (except in compliance with the Securities Act of 1933, as amended, and any comparable State securities laws or any exemptions therefrom).  Each Shareholder has such experience in evaluating and investing in securities in companies similar to VillageEDOCS so as to be capable of evaluating the merits and risks of the Shareholder's investment in VillageEDOCS and has the capacity to protect the Shareholder's own interests.  The Shareholder represents and warrants to VillageEDOCS that he is aware that the acquisition of VillageEDOCS common stock involves substantial risk and that his financial condition and investments are such that he is in a financial position to hold such shares for an indefinite period of time and to bear the economic risk of and withstand a complete loss of such investment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF VILLAGEEDOCS AND MERGER SUB

            4.1            Representations and Warranties of VillageEDOCS and Merger Sub.  Except as expressly set forth on the Disclosure Schedule attached hereto as Exhibit 4.1 (which disclosure must reference and is limited to the specific representation or warranty to which such disclosure applies), VillageEDOCS and Merger Sub represent and warrant to the Shareholders as follows:

            (a)            Organization of VillageEDOCS and Merger Sub.  VillageEDOCS is a corporation duly organized, validly existing and in good standing under the laws of the State of California.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.  Each of VillageEDOCS and Merger Sub has all necessary corporate power and authority to own, lease and operate its respective properties and to carry on its respective businesses as now being conducted by it.

            (b)            Corporate Power and Authority; Due Authorization.  VillageEDOCS and Merger Sub have full corporate power and authority to execute and deliver this Agreement and each of the agreements, documents and instruments referenced in this Agreement to which each of VillageEDOCS and Merger Sub is or will be a party ("VillageEDOCS Ancillary Documents") and to consummate the transactions contemplated hereby and thereby.  The Boards of Directors of VillageEDOCS and Merger Sub have duly approved and authorized the execution and delivery of this Agreement and each of VillageEDOCS Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the issuance of the Stock Consideration and the Cash Consideration), and no other corporate proceedings on the part of VillageEDOCS and Merger Sub are necessary to approve and authorize the execution and delivery of this Agreement or the VillageEDOCS Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.  Assuming that this Agreement, the Ancillary Documents, and each of VillageEDOCS Ancillary Documents constitutes a valid and binding agreement of the Stockholders, this Agreement and each of VillageEDOCS Ancillary Documents constitutes, or will constitute when executed and delivered, a valid and binding agreement of VillageEDOCS and Merger Sub, in each case enforceable against VillageEDOCS and Merger Sub in accordance with its terms, subject to laws of general application in effect affecting creditors' rights and subject to the exercise of judicial discretion in accordance with general equitable principles.

            (c)            No Conflict.  VillageEDOCS and Merger Sub represent and warrant that the execution and delivery of this Agreement and the VillageEDOCS Ancillary Documents and the consummation of the transactions contemplated by this Agreement and the VillageEDOCS Ancillary Documents will not:

                        (i)            conflict with or violate any provision of the articles of incorporation or bylaws of VillageEDOCS or Merger Sub, as the case may be, (current copies of which shall be provided promptly after the Effective Date by VillageEDOCS to the Shareholders) or any judgment, decree or order of any Governmental Entity applicable to VillageEDOCS;

                        (ii)            violate any Laws of any jurisdiction as such Laws relate to VillageEDOCS, Merger Sub, or the business operated by VillageEDOCS or Merger Sub, or any property or asset of Merger Sub;

                        (iii)            result in the creation of any Liens upon any of the Stock Consideration or any property of VillageEDOCS or Merger Sub;

                        (iv)            result in a default (or grounds therefore), give rise to a right of termination, cancellation or acceleration or to loss of a benefit, or breach any prohibition or restriction on assignment or transfer under any contract or other agreement to which either VillageEDOCS or Merger Sub is a party or by which VillageEDOCS, Merger Sub or any property of VillageEDOCS or Merger Sub (including the Stock Consideration) is bound, or any permit, concession, franchise, authorization or license relating to the business of VillageEDOCS or Merger Sub; or

                        (v)            require the consent, approval, order or authorization of, or the registration,  declaration or filing with, any Person.

            (d)            Brokers.  No agent, broker, finder, investment banker, financial advisor or other person will be entitled to any fee, commission or other compensation in connection with any of the transactions contemplated by this Agreement on the basis of any agreement, act or statement made by VillageEDOCS or Merger Sub, other than John Voisinet.

            (e)            Litigation; Judgments.  There are no pending or threatened, suits, actions, grievances or proceedings against or relating to VillageEDOCS, Merger Sub, the business or any property or asset of the business of VillageEDOCS or Merger Sub.  There is no unsatisfied or outstanding judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator which (i) could adversely affect VillageEDOCS, Merger Sub or the business of VillageEDOCS or Merger Sub or (ii) seeks to enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

            (f)            Stock Consideration.  The Stock Consideration when issued pursuant to this Agreement will be duly authorized, validly issued, fully paid and non assessable shares of common stock of VillageEDOCS.  Upon delivery of such shares, each Shareholder will receive good and unencumbered title to such shares, free and clear of all liens, restrictions, charges, encumbrances and other security interests of any kind or nature whatsoever, except for any restrictions existing under applicable securities laws and the restrictions imposed by this Agreement.

(g)            Reports and Financial Statements.  VillageEDOCS has previously made available to TBS true and correct copies of (i) its Form 10-KSB for the period ended December 31, 2002 and (ii) all other reports filed by it with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since January 1, 2003, and VillageEDOCS hereby agrees to make available to TBS true and correct copies of all reports filed by it with the Commission after the date hereof, but prior to the Closing Date, all in the form (including exhibits) so filed (collectively, the "Reports").  As of their respective dates, the Reports complied or will comply in all material respects with the then applicable published rules and regulations of the Commission with respect thereto (including, without limitation, rules related to the financial statements included therein) at the date of their issuance and did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  VillageEDOCS has complied with the certifications requirements under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 in connection with the filing of its Reports.

            (h)            Absence of Certain Changes or Events.  Since September 30, 2003, there has not been any change, event, occurrence, fact, condition, effect or development that is materially adverse to the business and properties of VillageEDOCS.

            (i)            Capitalization.  The authorized capital stock of VillageEDOCS consists of 90,000,000 shares of no par value common stock, of which 31,135,525 shares were issued and outstanding as of January 31, 2004.  VillageEDOCS has no other capital stock authorized, issued or outstanding.

(j)              Solvency.  VillageEDOCS has and is paying its debts as they become due.

(k)              Registration Statement.  The Company has filed all reports and filings with the SEC required pursuant to the Securities Act or 1933 or the Exchange Act on a timely basis.  Each such report or filing is true, correct and complete in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading.  The Company is eligible to file the Registration Statement on Form S-3 as provided in the Registration Rights Agreement attached hereto as Exhibit 2.2(i).

ARTICLE V

COVENANTS AND CLOSING CONDITIONS

            5.1            Indemnification.

            (a)            Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants and covenants of the parties hereto shall survive the Closing for a period of twelve (12) months from and after the Closing Date; provided, however, nothing herein shall impair, reduce or limit the obligations of VillageEDOCS herein which extend beyond said twelve (12) month period, including but not limited to the payment of the Stock Consideration pursuant to Section 1.6.2 of this Agreement.   If written notice of a claim has been given within fourteen days after the first anniversary of this Agreement, then the relevant representations, warranties and covenants shall survive as to such claim, until the claim has been finally resolved.

            (b)            Indemnification by Jointly and Severally Liable Shareholders.  To the extent each Shareholder is jointly and severally liable hereunder, each Shareholder shall indemnify, defend and hold harmless VillageEDOCS, Merger Sub, and their officers and directors, employees and agents and their respective successors and assigns (collectively, the "VillageEDOCS Indemnified Parties") from and against any and all claims, damages, liabilities, obligations, losses, costs, expenses (including, without limitation, reasonable legal costs and expenses) and judgments (at equity or at law) arising out of or resulting from the breach of any representation, warranty or covenant of the Shareholders under this Agreement or any document, agreement or instrument delivered by the Shareholders under this Agreement.

            (c)            Indemnification by Severally, but not Jointly, Liable Shareholders.   To the extent each Shareholder is severally, but not jointly, liable hereunder, each Shareholder, severally and not jointly shall, on a proportionate basis according to the percentage of the aggregate Purchase Price received by such Shareholder, indemnify, defend and hold harmless the VillageEDOCS Indemnified Parties from and against any and all claims, damages, liabilities, obligations, losses, costs, expenses (including, without limitation, reasonable legal costs and expenses) and judgments (at equity or at law) arising out of or resulting from the breach of any representation, warranty or covenant of the Shareholders under this Agreement or any document, agreement or instrument delivered by the Shareholders under this Agreement.

            (d)            Indemnification by VillageEDOCS and Merger Sub.  VillageEDOCS and Merger Sub shall indemnify, defend and hold harmless the Shareholders and their respective heirs and beneficiaries from and against any and all claims, damages, liabilities, obligations, losses, costs, expenses (including, without limitation, reasonable legal costs and expenses) and judgments (at equity or at law) arising out of or resulting from the breach of any representation, warranty or covenant of VillageEDOCS or Merger Sub under this Agreement or any document, agreement or instrument delivered by VillageEDOCS or Merger Sub under this Agreement.

            (e)            Indemnification by VillageEDOCS and the Surviving Corporation.  VillageEDOCS and the Surviving Corporation shall indemnify, defend and hold harmless Garner and his heirs and beneficiaries from and against any and all claims, damages, liabilities, obligations, losses, costs, expenses (including, without limitation, reasonable legal costs and expenses) and judgments (at equity or at law) arising out of or resulting from the failure of the Surviving Corporation to timely pay all amounts due pursuant a certain guarantee of the payment obligations of TBS arising out of the purchase of a 2003 Toyota Camry automobile by TBS.

            (f)            General Indemnification Provisions.

                        (i)            The indemnified party shall promptly notify the indemnifying party of any claim, demand, action or proceeding for which indemnification is sought under Section 5.1(b), (c) or (d) of this Agreement (such notice to state the nature and basis of the claim, demand, action or proceeding and, if determinable, a good faith, non-binding estimate of the amount relating thereto) and, if such claim, demand, action or proceeding is a claim, demand, action or proceeding by a third party ("Third Party Claim"), the indemnifying party will have the right, at its own expense, to assume the defense thereof using counsel reasonably acceptable to the indemnified party, except in the case of a claim that relates to Taxes, as to which the Surviving Corporation shall assume the defense, and the Shareholders may, at their sole expense, participate in such defense.  The indemnified party shall have the right to participate, at its own expense, with respect to any such Third Party Claim.  After the indemnifying party has notified the indemnified party of its intention to undertake to defend or settle any such asserted liability, and for so long as the indemnifying party diligently pursues such defense, the indemnifying party shall not be liable for any additional legal expenses incurred by the indemnified party in connection with any defense or settlement of such asserted liability.  In connection with any such Third Party Claim, the parties hereto shall cooperate with each other and provide each other with access to relevant books and records in their possession.  No such Third Party Claim shall be settled without prior written consent of the indemnified party, which consent may not be unreasonably withheld; provided, however, that if a firm, written offer is made to settle any such Third Party Claim and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then:  (i) the indemnifying party shall pay such amount to the indemnified party; (ii) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such Third Party Claim; and (iii) the maximum liability of the indemnifying party relating to such Third Party Claim shall be the amount of the proposed settlement, if the amount thereafter recovered from the indemnified party on such Third Party Claim is greater that the amount of the proposed settlement, and, to this end, the indemnified party shall reimburse the indemnifying party for any additional costs of defense which it subsequently incurs with respect to such claims and all additional costs of settlement or judgment.

                        (ii)            Any payment pursuant to this Article V shall be made not later than thirty (30) days after receipt by the indemnifying party of written notice from the indemnified party stating that an indemnifiable amount has been paid to a third party, and specifying the amount thereof and the amount of the indemnity payment requested.

                        (iii)            In calculating any loss relating to claims, damages, liabilities, obligations, losses, costs or expenses set forth herein, there shall be deducted any insurance actually recovered by VillageEDOCS, Merger Sub or the Surviving Corporation in respect thereof, net of any expenses incurred in recovering such monies from the insurance carrier.

            (g)            Maximum Indemnification Amount.  The aggregate indemnification obligations of the Shareholders under this Agreement shall be limited to no more than $1,500,000 (the "Maximum Indemnification Amount"); provided, however, such limitation shall not apply to indemnification obligations resulting from breaches of representations, warranties or covenants under Sections 3.1(a), 3.1(b), 3.1(c), 3.1(g) or 3.1(l) or from fraud or willful misconduct by the Shareholders.

            (h)            Minimum Indemnification Amount.  Neither VillageEDOCS nor Merger Sub shall be entitled to assert any right under this Agreement unless the aggregate amount of VillageEDOCS' or Merger Sub's indemnified claims and liability exceed $25,000.00 (the "Basket"), and then only to the extent the aggregate amount of VillageEDOCS' or Merger Sub's indemnified claims and liabilities exceed the Basket provided, however, such Basket shall not apply to indemnification obligations resulting from breaches of representations, warranties or covenants under Sections 3.1(a), 3.1(b), 3.1(c), 3.1(g) or 3.1(l) or from fraud or willful misconduct by the Shareholders..

            (i)            No Right of Set-Off.  Neither VillageEDOCS nor Merger Sub shall have a right to set-off against any amounts due under the Notes or the balance of the Stock Consideration as set forth in Section 1.6.2(c) above in the amount of any monies to which VillageEDOCS is entitled under this Section 5.1.

            (j)            Exclusive Remedy.  The remedies provided for in this Section 5.1 shall be the sole and exclusive remedy for the indemnified parties with respect to any claim under this Agreement.

            5.2            Conduct of the Business Prior to the Closing.  Except as VillageEDOCS may otherwise consent in writing prior to the Closing Date, neither any Shareholder nor TBS will enter into any transaction, take any action or fail to take any action which would result in, or could reasonably be expected to result in or cause, any of the representations and warranties herein not to be true as of and as if made on the Closing Date.  In addition, each Shareholder will use his best efforts  to  prevent TBS's shareholders, directors and management from taking (or failing to take, as appropriate) any actions that (a) are not in the ordinary course of business of TBS consistent with past practice, (b) would render untrue any representation or warranty herein (as if such representation were made by TBS and Shareholder on and as of the Closing Date), (c) could make any obligation or condition herein impossible to fulfill, (d) would result in the destruction of books or records or TBS, (e) would result in a liability on the balance sheet dated as of the Closing Date that was not reflected on the balance sheet dated November 30, 2003 other than a liability incurred in the ordinary course of business, or (f) would change the amount of a liability on the balance sheet dated as of the Closing Date from the amount reflected for that same liability on the balance sheet dated  November 30, 2003, other than changes that were incurred in the ordinary course of business.

            5.3            No Other Bids.  For ninety (90) days from the Effective Date, each Shareholder will not, and will not permit any investment  banker, attorney, accountant or other representative retained by Shareholder to, solicit, encourage, furnish information, or take any other action to agree to endorse or otherwise facilitate any inquiries or the making of any proposal which constitutes, or reasonably may be expected to lead to, any proposal for a merger or other business combination involving TBS or any proposal to acquire in any manner any of the shares of Common Stock or assets of TBS,  except for the transactions contemplated by this Agreement and sales of TBS's assets in the  ordinary course of business.

            5.4            Completion of Due Diligence.  From and after the Effective Date, the Shareholders will use commercially reasonable efforts to provide and cause TBS to provide full and complete access to all information relevant to TBS.  VillageEDOCS will complete its due diligence investigation of TBS within 30 calendar days of the Effective Date, subject to the cooperation of Shareholders as required herein.

            5.5            Conditions Precedent to Obligations of VillageEDOCS.  VillageEDOCS's obligations on the Closing Date are subject to the satisfaction of each condition below.

            (a)            Accuracy of Representations and Warranties; Performance of Obligations. The representations and warranties of the Shareholders set forth in this Agreement are true and correct as of and as if made on the Closing Date and Effective Date.  Each Shareholder has performed all obligations required to be performed by such Shareholder under this Agreement.

            (b)            No Adverse Changes.  Since the Effective Date, there must not have been any event, series of events or lack of occurrence thereof that could reasonably be expected to result in a Material Adverse Effect, which includes without limitation any actions not in the ordinary course of business of TBS consistent with past practice (except as contemplated by this Agreement), pending or threatened litigation, adverse actions by a Governmental Entity, fire, flood or other "acts of God" affecting the assets of TBS.

            (c)            Consents and Approvals.  The Shareholders shall have received all authorizations, consents, approvals, waivers and releases, if any, necessary for the Shareholders to consummate the transactions contemplated hereby.  Such approvals include but are not limited to a termination of the Shareholder Agreement.

            (d)            Due Diligence; Board Approval.  VillageEDOCS has satisfactorily completed (as determined in the sole reasonable discretion of VillageEDOCS) all its due diligence with respect to TBS and the Business.  VillageEDOCS shall have obtained approval for the transactions contemplated herein by its board of directors, which may be granted or withheld in accordance with such directors' discretion and fiduciary duties.

            (e)            100% of Common Stock.  VillageEDOCS shall have the right to obtain 100% of the Shares of TBS as of the Closing Date.

            (f)            Shareholders shall have caused the audited financial statements of TBS for the fiscal year ended October 31, 2002 and 2003 to be delivered to VillageEDOCS no later than January 30, 2004.

            5.6            Employees and Benefits.  The Surviving Corporation agrees that, for a period of not less than thirty-six (36) months from the Closing Date, it will not reduce the benefits package (compensation, vacation, sick leave, retirement benefits or any other employment benefits, excluding health benefits and dental benefits which may be modified or reduced as hereinafter provided and extraordinary payments during 2003 for life insurance premiums and retirement plan contributions) currently available to employees of TBS. All Employees (and their eligible dependents) of TBS who were eligible for coverage under TBS' group health plan will retain, as of the Closing Date, coverage under the group health plan sponsored by the Surviving Corporation (the "Surviving Corporation Health Plan").  For a period of not less than thirty-six (36) months from the Closing Date, the Surviving Corporation Health Plan will provide group health plan benefits which are substantially comparable to those provided under TBS' group health plan, and said benefits shall not be modified or reduced during such period; provided, however, such benefits may be modified or reduced if the premium for the Surviving Corporation Health Plan increases by more than 20% over the premium for such plan during the immediately preceding year.  In addition, any otherwise applicable waiting periods and pre-existing condition limitations under the Surviving Corporation Health Plan, if any, will be waived with respect to such employees (and their eligible dependents). From and after the Closing Date, the Surviving Corporation shall provide "Continuation Coverage" ((within the meaning of Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") and Part 6 of Subtitle B of Title I of ERISA) (such statutory provisions are referred to herein collectively as "COBRA")), to all current or former employees of TBS who are or were directly employed in the management and/or operation of the Business (and their eligible dependents) who either (A) have experienced a "qualifying event" (within the meaning of COBRA) prior to the Closing Date and for whom the period of Continuation Coverage required by COBRA has not, as of the Closing Date, expired, and (B) are employees of TBS as of the Closing Date but do not become employees of the Surviving Corporation as of the Closing Date or do not otherwise receive group health coverage from the Surviving Corporation as of the Closing Date.  In addition, the Surviving Corporation shall provide group health coverage to employees of TBS who are or were directly employed in the management and/or operation of the Business (and their eligible dependents) who are, as of the Closing Date, on a leave of absence governed by the Family and Medical Leave Act of 1993, as amended ("FMLA"), in accordance with the requirements of FMLA and COBRA.

            5.7            Benefit Plans.  On the Closing Date, the Surviving Corporation shall appoint new trustees and administrators to replace Garner and Campbell as trustees and administrators of the Benefit Plans, and the surviving Corporation shall assume all of the responsibilities and obligations of the employer under the Benefit Plans.

ARTICLE VI

GENERAL PROVISIONS

            6.1            Notices.  All notices and other communications hereunder shall be in writing and  shall be deemed given if delivered personally or by overnight courier or facsimile with proof of delivery or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)        if to VillageEDOCS, to:            VillageEDOCS

                                                            14471 Chambers Road, Suite 105

                                                            Tustin, California 92780

                                                            Attention: K. Mason Conner

                                                            Facsimile:  (714) 734-1040

(b)        if to a Shareholder, to:              Stephen A. Garner and

                                                            James L. Campbell

                                                            c/o Tailored Business Systems, Inc.

                                                            40 Joseph E. Kennedy Boulevard

                                                            Statesboro, Georgia 30458

                                                            Facsimile:  (912) 871-7843

            with a copy to:                          R. Kenny Stone, Esq.

                                                            Attorney at Law

                                                            P. O. Box 681

                                                            214 S. Zetterower Avenue

                                                            Statesboro, GA  30459

                                                            Facsimile:  (912) 764-9756

            Any notice that is delivered personally or by overnight courier or facsimile in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon delivery to their address as provided herein.  Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

            6.2            Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, which delivery may be by facsimile.

            6.3            Entire Agreement:  No Third Party Beneficiaries.  This Agreement, including the  documents and instruments referred to herein (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and no party has relied on any representation, arrangement, understanding or agreement (whether written or oral) not expressly set out or  referred to in this Agreement.

            6.4            Governing Law.  This Agreement and the performance of the Parties' obligations hereunder will be governed by and construed in accordance with the laws of the State of Georgia without giving effect to any choice of law principles.

            6.5            Publicity.  Shareholder shall not (i) issue or cause the publication of any press release or other public announcement, or (ii) otherwise disclose to third parties, this Agreement, its terms or the transactions contemplated by this Agreement without the consent of VillageEDOCS; provided, however, such information may be disclosed to Shareholders' attorneys, accountants, and financial advisors.

            6.6            Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the VillageEDOCS may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly-owned subsidiary of the VillageEDOCS; provided, however, Village EDOCS shall remain liable on all of its obligations under this Agreement notwithstanding such assignment.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

            6.7            Severability.  If any provision of this Agreement, or any portion of any provision hereof, shall be deemed invalid or unenforceable pursuant to a final determination of any court of competent jurisdiction or as a result of future legislative action, such determination or action shall be construed so as not to affect the validity or enforceability of any other portion hereof and the provision deemed invalid or unenforceable shall be enforced to the greatest extent permitted by law.

            6.8            Amendment.  This Agreement may be amended only by a written instrument duly signed by each of the parties hereto.

            6.9            Waiver.  Any of the terms, covenants, representations, warranties or conditions of this Agreement may be waived only by a written instrument signed by the party to this Agreement waiving compliance. No waiver by any party to this Agreement of any condition or breach of any term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty set forth in this Agreement.

            6.10            Time is of the Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

            6.11              Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            6.12            Further Assurances.  From and after the Closing Date, each Shareholder will take all action as may be necessary or appropriate in order to carry out the purposes of this Agreement and to vest VillageEDOCS with full title to all of the Shares purchased in accordance with this Agreement.

            6.13            Specific Performance.  Each party to this Agreement acknowledges that money damages would be both difficult to calculate and would provide an insufficient remedy for any breach of this Agreement by any party and that any breach would cause the other party hereto irreparable harm.  Accordingly, each party to this Agreement also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other parties to this Agreement are entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.

            6.14            Confidentiality.  Except as provided herein, no party hereto or their respective  affiliates, employees, agents, and representatives will disclose to any third party any confidential information concerning the business or affairs of VillageEDOCS, a Shareholder or TBS ("Confidential Information") that it may have acquired from such party in the course of pursuing the transactions contemplated herein or in a fiduciary capacity without the prior written consent of VillageEDOCS,  Shareholders or TBS, as the case may be; provided, however, any party may disclose any such Confidential Information as follows: (a) to such party's affiliates and its affiliates'  employees, lenders, counsel, or accountants, for whose actions the applicable party will be responsible; (b) to comply  with any applicable law or order, provided that the party making the disclosure notifies the other party of any action of which it is aware which may result in disclosure; (c) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the party or its affiliates making such disclosure; and (d) to the extent that the same information becomes available (on a non-confidential basis) to the disclosing party from another source that, to the knowledge of the disclosing party, has no confidentiality obligation regarding such information.  Notwithstanding the foregoing, VillageEDOCS may make such public disclosure with respect to this Agreement as may be required by securities laws (as determined in  the sole discretion of VillageEDOCS), provided that VillageEDOCS will use commercially reasonable efforts to  provide Shareholders with prior notice of any public announcement prior to the Closing Date.  Each party hereto is aware, and Shareholders will advise each representative of TBS who is informed of the matters herein, of the restrictions imposed by the United States securities laws on  the purchase or sale of securities by any person who has received material, non-public  information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase, sell or hold such securities in reliance upon such information.  Notwithstanding anything to the contrary herein, such confidentiality obligations shall not apply to the "tax treatment or tax structure" (as that phrase is used in Section 1.6011-4(b)(3) (or any successor provision) of the U.S. Treasury regulations) of the transactions contemplated by this Agreement, provided however that the confidentiality obligations nevertheless shall apply at a given time to any and all items of information not required to be freely disclosable at such time in order  for  the  transactions hereunder not to be treated as "offered under conditions of confidentiality" within the meaning of the relevant U.S. Treasury regulations.

            6.15            Consistent Provisions.  VillageEDOCS represents that the substantive terms of this Agreement are intended to be applicable to all Shareholders.  VillageEDOCS agrees that it will not make any material amendments or concessions with respect to the purchase of Shares from any Shareholder that are more favorable to such Shareholder than the provisions of this Agreement without the consent of each other Shareholder party to this Agreement.

            6.16            Expenses.  Except as provided in Section 3.1(m), all expenses incurred in connection with the preparation and negotiation of this Agreement, and the consummation of the transactions contemplated hereby, shall be paid by the party to the Agreement incurring such expense.

[Signature page follows]

            IN WITNESS WHEREOF, VillageEDOCS and VillageEDOCS Merger Sub have each caused this Agreement to be signed by its duly authorized respective officers, and the Shareholders have signed this Agreement, all as of the Effective Date.

                                    VILLAGEEDOCS, a California corporation

                                    By:     /s/ K. Mason Conner

                                               K. Mason Conner, President

                                    VILLAGEEDOCS MERGER SUB, INC., a Georgia corporation

                                    By:     s/ K. Mason Conner

                                               K. Mason Conner, President

                                    TAILORED BUSINESS SYSTEMS, INC., a Georgia corporation

                                    By:     /s/ Stephen A. Garner

                                               Stephen A. Garner, Chief Executive Officer

SHAREHOLDER:

                                    /s/ Stephen A. Garner

                                    Stephen A. Garner

                                    Address:  ________________________________

                                                    ________________________________

                                    SHAREHOLDER:

                                    /s/ James L. Campbell

                                    James L. Campbell

                                    Address:  ________________________________

                                                    ________________________________

EXHIBIT A

CERTIFICATE OF MERGER

CERTIFICATE OF MERGER OF

VILLAGEEDOCS MERGER SUB, INC.

(a Georgia corporation)

INTO

TAILORED BUSINESS SYSTEMS, INC.

(a Georgia corporation)

1.

Tailored Business Systems, Inc., a Georgia corporation ("TBS"), and VillageEDOCS Merger Sub, Inc., a Georgia corporation ("Merger Sub") have entered into an Agreement and Plan of Merger providing for the merger of Merger Sub into TBS.

2.

The name of the surviving corporation is Tailored Business Systems, Inc., a Georgia corporation.

3.

There are no amendments to the Articles of Incorporation of the surviving corporation.

4.

The executed plan of merger is on file at the principal place of business of the surviving corporation located at 40 Joseph E. Kennedy Boulevard, Statesboro, Georgia 30458.

5.

A copy of the plan of merger will be furnished by the surviving corporation, on request and without cost, to any shareholder of any corporation that is a party to the merger.

6.

The Agreement and Plan of Merger was duly approved by the shareholders of both corporations.

7.

Pursuant to the Agreement and Plan of Merger, the merger of TBS and Merger Sub shall be effective as of the date and time of filing of this Certificate of Merger.

8.

A notice of the filing of this Certificate of Merger has been delivered to The Statesboro Herald for publication pursuant to O.C.G.A. Section 14-2-1105.1.

TAILORED BUSINESS SYSTEMS, INC.

a Georgia corporation

By:___________________________________

      STEPHEN A. GARNER, President

(Corporate Seal)

Attest:_________________________________

           JAMES L. CAMPBELL, Secretary

VILLAGEEDOCS MERGER SUB, INC.,

a Georgia corporation

By:___________________________________

      K. MASON CONNER, President

(Corporate Seal)

Attest:_________________________________

           MICHAEL A. RICHARD,  Secretary

ANNEX A

ALLOCATION OF PURCHASE PRICE

	Number of TBS shares owned	Cash Consideration	Share Consideration	Promissory Note
Stephen A. Garner	10	$750,000	______ Shares *	$300,000
James L. Campbell	10	$750,000	______ Shares *	$300,000

*    Subject to adjustment as provided in Section 1.6.2(b) and Section 1.6.2(c)